Exhibit 5.1

[Letterhead of Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon Communications Inc.]

July 31, 2026

Re: Verizon Communications Inc. Registration Statement on Form S-8 under the Securities Act of 1933

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (Registration Statement No. 333-217717), as amended by Post-Effective Amendment No. 1 thereto (as amended, the “Registration Statement”), which amendment Verizon Communications Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in order to make the shares of Common Stock, par value $.10 per share, of the Company (the “Shares”) previously registered for issuance under the 2017 Verizon Communications Inc. Long-Term Incentive Plan available to be offered and sold from time to time under the 2026 Verizon Communications Inc. Long-Term Incentive Plan (the “2026 Plan”). I, or attorneys under my direction, have reviewed the Registration Statement, the Company’s Restated Certificate of Incorporation and Bylaws, resolutions adopted by the Board of Directors of the Company, and such other documents and records as I have deemed appropriate for the purpose of giving this opinion.

Based upon the foregoing, I am of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2. All necessary corporate action on the part of the Company’s Board of Directors with respect to the issuance and sale of Shares to be purchased directly from the Company has been taken, and any Shares to be purchased directly from the Company will be legally issued, fully paid and nonassessable when such Shares shall have been issued and sold for the consideration contemplated in the 2026 Plan.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement and to being named under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ William L. Horton, Jr.